                             Exhibit 19
Effective October 14, 2016
Quad/Graphics, Inc.

Statement of Company Policy Prohibiting Insider trading

Since the class A common stock of Quad/Graphics, Inc. (the “Company”) is publicly traded, there are certain important restrictions and limitations imposed on you under the federal securities laws. Any violation of these restrictions may subject the Company and yourself to serious criminal and civil liabilities and sanctions, including up to $5 million in criminal fines, up to 20 years in jail and civil penalties up to three times the illegal profit gained or loss avoided. Such a violation would also severely damage the Company’s reputation and business relationships.
This policy applies to all personnel at every level of the Company and its subsidiaries, including the directors of the Company, and also applies to trading in all classes of Company stock.
1.    Prohibition against Trading on or Disclosing Material Nonpublic Information. It is the Company’s policy that all employees, officers and directors who become aware of any material information relating to the Company that has not been made available to the general public by press release, a filing with the United States Securities and Exchange Commission or otherwise, and their immediate family members and other individuals in their household as well as entities controlled by them (such as trusts, partnerships and corporations), are prohibited from purchasing or selling Company stock. In addition, it is the Company’s policy that all employees, officers and directors, and their immediate family members and other individuals in their household as well as entities controlled by them, are prohibited from directly or indirectly disclosing such information to any other person who may trade in Company stock. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might affect the Company’s stock price or otherwise might be of significance to an investor in determining whether to purchase, sell or hold Company stock would be “material.” Such information includes, without limitation:
•    earnings information (favorable or unfavorable), including annual, quarterly or monthly financial results and any guidance or projections relating to future earnings performance (which can include any confirmations of guidance);

•    pending or proposed material acquisitions or dispositions of businesses and/or assets, mergers, tender offers or joint ventures;

•    new products or services, or developments regarding significant customers or suppliers (e.g., the acquisition or loss of an important contract);
•    a change in auditors or an auditor notification that the Company may no longer rely on an auditor’s audit report;

•    a change in senior management of the Company;

•    events regarding the Company’s securities (e.g., defaults on debt or senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, changes to the rights of security holders, financing transactions or public or private offerings of securities);
•    pending or threatened significant litigation or a change in the status of litigation; or

•    bankruptcies or receiverships involving the Company or parties with whom the Company has a material relationship.
This list is merely illustrative.
These prohibitions on purchasing or selling Company stock will be in effect until the second business day following the day the Company makes such information available to the general public. For example, if you are aware of information that could be considered “material” and the Company makes a public disclosure through a filing with the United States Securities and Exchange Commission on a Tuesday, you are prohibited from purchasing or selling Company stock until Thursday. You cannot purchase or sell Company stock on Tuesday or Wednesday, even if it is after the Company’s public filing of the information.
It is also the policy of the Company that employees, officers and directors who become aware of any material nonpublic information in the course of their employment or service with the Company relating to any other company, including the Company’s customers and suppliers, may not trade in that company’s securities until the information becomes public.
2.    Applicability of Policy to Transactions under Company Benefit Plans. The insider trading prohibition includes transactions under any of the benefit plans adopted by the Company from time to time to the extent the transactions involve a voluntary investment in Company stock, including elections to participate in a plan or allocate contributions to any such plan's Company stock fund, changes in those contribution elections or payroll deductions in connection therewith, and transfers into and out of any such Company stock funds, while in possession of material nonpublic information. The prohibition on insider trading does not, however, apply to (a) automatic purchases pursuant to any of the benefit plans adopted by the Company from time to time (provided that changes in the amounts of these automatic purchases may not be made while in possession of material nonpublic information); (b) automatic payroll deductions, pursuant to a contribution election made when an individual was not aware of material nonpublic information, to purchase Company stock pursuant to Company benefit plans that may be in effect from time to time; (c) award payouts by the Company to employees under any equity-based compensation plans; (d) exercises of stock options or other equity awards where the employee or director pays the exercise price in cash and does not fund the exercise price with the sale of Company stock; or (e) exercises of tax withholding rights pursuant to which employees elect to have the Company withhold shares subject to an option or other equity award to satisfy tax withholding requirements.

3.    Confidentiality. Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s stock. It is the Company’s policy that all employees, officers and directors must keep strictly confidential all material nonpublic information that such persons learn regarding the Company (and all material nonpublic information that such persons learn in the course of their employment or service with the Company relating to any other company). It is also the policy of the Company that you should not discuss internal Company matters or developments with anyone outside of the Company, except as required in your performance of regular employment duties. Similarly you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (i.e., restaurants, restrooms, elevators, etc.).
These prohibitions apply specifically, but not exclusively, to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless an employee, officer or director is expressly authorized to answer financial questions, he or she must refuse to comment, and instead refer the inquirer to the Company’s Chief Financial Officer.
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If you have any doubts as to your responsibilities under this policy statement, seek clarification and guidance from, the Company’s General Counsel, before you act. Do not try to resolve uncertainties on your own.
Quad/Graphics, Inc. expects the strictest compliance with these procedures by all personnel at every level. In fact, failure to observe them may result in serious legal difficulties for the offender, as well as the Company. A failure to follow their letter and spirit will be considered a matter of extreme seriousness, including grounds for dismissal with cause.

J. Joel Quadracci
Chairman, President and CEO

Quad/Graphics, Inc.

Federal Securities Law Compliance, anti-hedging and Insider Trading Policy

Addendum and Certificate for
Section 16 Officers, Directors and Other “Insiders”

The undersigned Section 16 officer, director or deemed “insider” of Quad/Graphics, Inc. (the “Company”) hereby certifies and states that he or she has carefully read the Quad/Graphics, Inc. Statement of Company Policy Prohibiting Insider Trading (the “Policy”), and the undersigned agrees to strictly comply with all of the restrictions and limitations contained in the Policy as supplemented by this addendum.
Window Periods. In addition to the information set forth in the Policy, the undersigned understands that he or she may only trade in stock of the Company during four “window periods” occurring throughout the year (unless the undersigned is then in possession of material nonpublic information concerning the Company, in which case the undersigned cannot purchase or sell shares). These window periods begin on the second business day after the Company makes a press release announcing its quarterly or annual financial results. Each window period will last for thirty (30) calendar days. The window periods do not apply to purchases or sales of Company stock that are made pursuant to Rule 10b5-1 Trading Plans that have been adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines.
The undersigned further understands that window periods may not be opened, or may be closed after initially being opened, from time to time, and agrees that he or she will not trade in Company stock during any window period if he or she has received advance notice from the Company that the window period is closed.
Pre-Clearance. The undersigned further understands that, as an “insider” of the Company, it is the policy of the Company that the undersigned is required to pre-clear ALL of his or her contemplated transactions in the Company’s stock (including, without limitation, open market and other purchases and sales; exercises of stock options, including cashless exercises, and exercises of other equity awards; gifts; trust transfers; other nonsale transfers such as loans and pledges; entering into a Rule 10b5-1 Trading Plan in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines; and transactions under any of the benefit plans adopted by the Company from time to time to the extent the transactions involve a voluntary investment in Company stock) with Dana B. Gruen, the Company’s General Counsel & Corporate Secretary. The pre-clearance policy also applies to transactions in Company stock by the undersigned’s spouse, minor children and other individuals who share the undersigned’s home, as well as entities controlled by the undersigned (such as trusts, partnerships and corporations). The pre-clearance policy does not apply to (1) automatic purchases of Company stock or payroll deductions to purchase Company stock under Company benefit plans that may be in effect from time to time, pursuant to an election made in accordance with the pre-clearance policy and when an individual was not aware of material nonpublic information; or (2) award payouts by the Company to employees under any equity-based compensation plans; or (3) purchases or sales of Company stock that are made pursuant to Rule 10b5-1 Trading Plans that have been adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines.
Prohibition on Derivatives and Hedging Transactions. Investing in Company stock provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. These activities may put the personal gain of an individual in conflict with the best interests of the Company and its shareholders. Consequently, trading on an exchange in puts, calls and other derivative securities on stock of the Company is prohibited at all times. In addition, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s stock are also prohibited at all times. Anyone may, of course, exercise options and other equity based awards granted to them by the Company and, subject to the restrictions discussed in this policy and other applicable Company policies and any governing plans, arrangements or agreements which apply to such options or other equity based awards, sell shares acquired through the exercise of options or other equity based awards.

As adopted by the Board of Directors of Quad/Graphics, Inc. effective July 1, 2010, as updated as of May 22, 2023.

Quad/Graphics, Inc.

RULE 10b5-1 TRADING PLAN GUIDELINES

These Rule 10b5-1 Trading Plan Guidelines are applicable to any Quad/Graphics, Inc. (the “Company”) director, Section 16 (or executive) officer or employee deemed to be an “insider” (those individuals who are subject to both the Company’s Policy Prohibiting Insider Trading and the Addendum to that Policy):
1.    Every Rule 10b5-1 Trading Plan must be in writing.
2.    Every Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b-5 or Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company insider establishing the Rule 10b5-1 Trading Plan must also act in good faith with respect to such plan.
3.    Every Rule 10b5-1 Trading Plan must be entered into during a Company “window period” that is not closed (both as described in the Company’s insider trading policies).
4.    Every Rule 10b5-1 Trading Plan must also be entered into when the particular Company insider is not otherwise aware of any material nonpublic information about the Company.
5.    Every Rule 10b5-1 Trading Plan of a director or a Section 16 officer must provide for a period of time between the establishment of a Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto as follows: the later of (a) ninety (90) days after the establishment of a Rule 10b5-1 Trading Plan or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K relating to the fiscal quarter in which the Rule 10b5-1 Trading Plan was established, provided that, in no case, a period of time longer than one hundred twenty (120) days after the establishment of the Rule 10b5-1 Trading Plan.
6.    Every Rule 10b5-1 Trading Plan of an employee deemed to be an “insider” (i.e., not a director or a Section 16 officer) must provide for a period of at least thirty (30) days between the establishment of a Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto.
7.    Every Rule 10b5-1 Trading Plan must fully comply with all requirements of Rule 10b5-1 of the Exchange Act, including, without limitation, (a) the requirement that the Rule 10b5-1 Trading Plan either (i) expressly specify the amount, price and date of the sales (or purchases) of the Company’s stock to be effected, (ii) provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s stock, the quantity to sell (or purchase) and the price, or (iii) delegate decision- making authority with regard to these transactions to someone without any material nonpublic information about the Company; and (b) the requirement that the Rule 10b5-1 Trading Plan include a representation certifying that at the time of establishment or modification of the Rule 10b5-1 Trading Plan the Company insider (i) is not aware of material nonpublic information about the Company or its securities and (ii) is establishing the Rule 10b5-1 Trading Plan in good faith and not as scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.
8.    Every Rule 10b5-1 Trading Plan must ensure that the Company insider fully complies with his or her Section 16 of the Exchange Act obligations.
9.    Every Rule 10b5-1 Trading Plan must fully comply with Rule 144 of the Securities Act of 1933, as amended, including, without limitation, the Form 144 filing requirements and the volume limitations for every “rolling” three-month period.
10.    Every Rule 10b5-1 Trading Plan must provide that prior to any early termination of the plan the Company insider has consulted with the General Counsel of the Company.

11.    Every Rule 10b5-1 Trading Plan must be approved in advance by the General Counsel of the Company.
12.    Any modification or amendment to an approved Rule 10b5-1 Trading Plan must be approved in advance by the General Counsel of the Company, must be entered into during a Company “window period” that is not closed (both as described in the Company’s insider trading policies) and must also be entered into when the particular Company insider is not otherwise aware of any material nonpublic information about the Company. In addition, any modification to the amount, price or timing of the purchase or sale of securities (including any modification to written formulas or algorithms, or computer programs affecting the same) underlying an approved Rule 10b5-1 Trading Plan will be deemed to constitute the establishment of a new Rule 10b5-1 Trading Plan (and the termination of the existing plan), which will require a new period of time between the establishment of such new (i.e., modified) Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto (see numbers 5 and 6 above).
13.    While a Rule 10b5-1 Trading Plan is in effect for a Company insider, such Company insider (a) must conduct all trading transactions in Company stock under the Rule 10b5-1 Trading Plan (unless sales are conducted under an effective Company filed registration statement) and (b) may not have more than one Rule 10b5-1 Trading Plan in place at the same time (unless specifically allowed under Rule 10b5-1 of the Exchange Act).
14.    Only one “single-trade plan” may be established by any Company insider in any twelve
(12) month period (unless specifically allowed under Rule 10b5-1 of the Exchange Act). A “single-trade plan” is a Rule 10b5-1 Trading Plan designed to effect the purchase or sale of securities as a single transaction, including when the plan has the practical effect of requiring such a result. Notwithstanding the foregoing, a Rule 10b5-1 Trading Plan will not be deemed to be a “single-trade plan” when (a) the Rule 10b5-1 Trading Plan leaves the Company insider’s agent discretion over whether to execute the plan as a single transaction or (b) the Rule 10b5-1 Trading Plan does not leave discretion to the Company insider’s agent, but instead provides that the agent’s future acts will depend on events or data not known when the plan is established (e.g., a Rule 10b5-1 Trading Plan providing for certain volume of sales or purchases at several given future stock prices) and it is reasonably foreseeable at the time the Rule 10b5-1 Trading Plan is established that it may result in multiple transactions..
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If you have any doubts as to your responsibilities under these guidelines, seek clarification and guidance from the Company’s General Counsel, before you act. Do not try to resolve uncertainties on your own.

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